Exhibit 99

Allstate Reports 2008 Second Quarter Results

Strong Underwriting Results Generate Profit Despite

Record Second Quarter Catastrophes and Investment Valuation Declines

NORTHBROOK, Ill., July 23, 2008 – The Allstate Corporation (NYSE: ALL) today reported results for the second quarter of 2008:

Consolidated Highlights

	Three Months Ended June 30,
	Est.		Change
(in millions, except per share amounts and ratios)	2008	2007	$ Amt	%
Consolidated revenues	$7,418	$9,455	$(2,037)	(21.5)
Net income	25	1,403	(1,378)	(98.2)
Net income per diluted share	0.05	2.30	(2.25)	(97.8)
Operating income*	683	1,072	(389)	(36.3)
Operating income per diluted share*	1.24	1.76	(0.52)	(29.5)
Return on equity	10.2	25.0	—	(14.8)	pts.
Operating income return on equity*	15.1	23.1	—	(8.0)	pts.
Book value per share	35.93	36.39	(0.46)	(1.3)
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	36.93	35.70	1.23	3.4
Catastrophe losses	698	433	265	61.2
Property-Liability combined ratio	94.4	87.6	—	6.8	pts.
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	84.1	84.1	—	—	pts.

“Our continued focus on profitability in our insurance operations served us well during the quarter,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “This strategy generated solid operating profit despite record catastrophe losses. This performance offset lower earnings in our financial services operations and a shift in the accounting of unrealized investment losses to realized losses for change in intent write-downs largely resulting from expanded investment risk mitigation programs.”

Allstate’s second quarter operating income of $683 million was affected by $698 million in pre-tax catastrophe losses, the highest level of second quarter catastrophe losses the Corporation has recorded in its 77-year history. Operating income for the quarter was $389 million lower than the prior year quarter due to higher catastrophe losses and the absence of favorable reserve re-estimates. Allstate’s net income for the quarter was $25 million, reflecting the impact of realized after-tax capital losses of $788 million and lower operating income.

* Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“Solid insurance operation results enabled us to maintain our strength for customers and continue to return capital to shareholders,” Wilson added.  During the quarter, Allstate repurchased 8.8 million shares for $434 million; $1.4 billion remains of the $2 billion share repurchase program which the Corporation expects to complete in the first quarter of 2009.  Earlier this week, Allstate announced a quarterly dividend of forty-one cents ($0.41) on each outstanding share of the Corporation’s common stock.

Protection

During the quarter, Allstate’s Property-Liability operations benefitted from reduced claim frequency and moderate severity, resulting in profitability levels better than expected for the full year. For the quarter, the Property-Liability underlying combined ratio, which excludes the effects of catastrophes and prior year reserve re-estimates, was 84.1, significantly below the full-year outlook of 87.0 to 89.0 provided in January.

Financial Services

Allstate Financial posted operating income of $118 million for the quarter, a decline from $154 million in the prior year quarter due in part to lower investment spreads and increased costs related to the effort to reinvent retirement for consumers. “Our life insurance products continued to perform well and our asset accumulation retirement products had a good quarter with increased new business returns,” Wilson said. “Our challenge and opportunity in financial services is increasing consistency in achieving desired results quarter to quarter, especially in light of continued pressures on the economy and investment markets.”

Investments

Commenting on Allstate’s investment portfolio, which generated $1.4 billion in net investment income for the quarter, Wilson said: “Our investment philosophy emphasizes diversified exposure, high quality assets and continual attention to risk mitigation and return optimization. This approach has helped us to minimize impairments in the face of unprecedented market volatility. As market conditions change, we will continue to adapt our risk and return strategies.”

Reflecting its view that pressures on the economy and investment markets will be prolonged, Allstate augmented risk mitigation and return optimization programs in its investment portfolios.  “We’re positioning our portfolio to further reduce our risk in certain market segments and hedge against significant adverse developments,” said Allstate Chief Investment Officer Ric Simonson. The expanded programs are strategically reducing exposure to certain real estate and financial services-related asset classes and guarding against significant adverse moves in equity valuations, interest rates and credit spreads through macro-hedging.  Two-thirds of the after-tax realized losses ($557 million) Allstate incurred in the quarter are related to change in intent write-downs resulting from this strategic review of investments in certain sectors. “These strategic actions largely affect assets that are current and continue to pay interest, but we believe these steps better insulate our portfolio and provide greater flexibility to take advantage of new opportunities in the investment markets,”

Outlook

In light of positive first half 2008 performance, Allstate is adjusting the outlook for its Property-Liability underlying combined ratio, excluding the effect of catastrophes and prior year reserve re-estimates. The Corporation now expects its underlying combined ratio will be within 86.0 – 88.0 for the full year of 2008, an improvement from the full-year outlook of 87.0 – 89.0 provided in January.

PERFORMANCE HIGHLIGHTS

Consolidated

•        Consolidated revenues were $7.4 billion in the quarter, a decline from $9.5 billion from the second quarter of 2007, reflecting net realized capital losses in the current year quarter compared to net realized capital gains in the second quarter of 2007.

•        Operating income per diluted share was $1.24 in the quarter, a decline of $0.52 from $1.76 in the second quarter of 2007, reflecting higher catastrophe losses ($0.36 of the decline) and the effects of lower favorable prior year non-catastrophe reserve reestimates ($0.20 of the decline).

•        Net income per diluted share was $0.05 in the quarter, a decline from $2.30 in the second quarter of 2007, reflecting after-tax net realized capital losses in the current year quarter compared to after-tax net realized capital gains in the second quarter of 2007 ($1.78 decline, net of DAC) and lower operating income ($0.52 decline).

BUSINESS HIGHLIGHTS

	Three months ended June 30,				Six months ended June 30,
(in millions, except ratios)	Est. 2008	2007	% Change		Est. 2008	2007	% Change
Property-Liability
Premiums written	$6,803	$6,939	(2.0)		$13,317	$13,548	(1.7)
Underwriting income*	378	845	(55.3)		786	1,891	(58.4)
Net income	439	1,230	(64.3)		942	2,579	(63.5)
Combined Ratio	94.4	87.6	6.8	pts	94.2	86.1	8.1	pts

Allstate Financial
Premiums and deposits*	$4,453	$2,887	54.2		$7,499	$5,515	36.0
Operating income	118	154	(23.4)		261	310	(15.8)
Net (loss) income	(379)	200	—		(490)	364	—

Investments
Net investment income	$1,412	$1,634	(13.6)		$2,938	$3,205	(8.3)
Realized capital gains and losses	(1,215)	545	—		(1,870)	1,016	—

Property-Liability

•      Property-Liability premiums written declined 2.0% in the second quarter of 2008 from the second quarter of 2007.  The cost of the catastrophe reinsurance program was $223 million in the second quarter of 2008 compared to $231 million in the second quarter of 2007.

•      Allstate brand standard auto premiums written in the second quarter of 2008 were comparable to the prior year quarter.  Contributing to this result were the following:

•      0.8% decrease in policies in force (“PIF”)

•      0.8 point decline in the six month renewal ratio to 89.1%

•      1.4% increase in six month average premium before reinsurance to $427

•      6.7% decrease in new issued applications

•      Allstate brand homeowners premiums written declined 0.8% in the second quarter of 2008, compared to the prior year quarter, primarily due to our catastrophe risk management actions.  Contributing to the overall change were the following:

•      4.0% decrease in PIF

•      1.0 point decline in the twelve month renewal ratio to 86.3%

•      1.9% increase in twelve month average premium before reinsurance to $867

•      26.1% decrease in new issued applications

•      We completed our 2008 catastrophe reinsurance program during the second quarter with the acquisition of additional coverage for hurricane catastrophe losses in Texas and four new agreements for our exposure in Florida.  Our program allows us to continue to broadly offer protection products.  As previously announced, we expect the annualized cost of these programs for the year beginning June 1, 2008 to be approximately $660 million per year or $165 million per quarter.  For detailed information on our Allstate Protection catastrophe reinsurance program, see:

http://media.corporate-ir.net/media_files/irol/93/93125/reports2/all2q08reinsurance.pdf

•      Standard auto property damage frequencies decreased 4.2% and bodily injury frequencies decreased 7.6% compared to the second quarter of 2007, which may be in part due to a reduction in the number of miles driven.  Auto property damage and bodily injury paid severities increased 2.6% and 7.1%, respectively.  The Allstate brand standard auto loss ratio increased 3.6 points compared to the second quarter of 2007 to 67.1 in the second quarter of 2008, due to increased catastrophe losses and the absence of favorable prior year reserve reestimates.

•      Homeowners gross claim frequency, excluding catastrophes, increased 13.7% compared to the second quarter of 2007 fueled by non-catastrophe weather-related claim trends.  Homeowners paid severity, excluding catastrophes, increased 0.3% compared to the second quarter of 2007.  The Allstate brand homeowners loss ratio increased 18.8 points compared to the second quarter of 2007 to 86.5 in the second quarter of 2008, largely attributable to higher catastrophes. The effect of catastrophe losses on the Allstate brand homeowners loss ratio totaled 38.0 in the second quarter of 2008 compared to 21.6 in the second quarter of 2007.

•      Catastrophe losses for the quarter totaled $698 million, compared to $433 million in the second quarter of 2007, impacting the combined ratio by 10.3 points in the quarter and 6.3 points in the second quarter of 2007.  This increase was primarily related to severe weather experienced across the country, including tornado activity, resulting in 43 catastrophe events in the second quarter of 2008 compared to 34 in the second quarter of 2007.  Catastrophe losses, excluding prior year reserve reestimates, were $687 million in the quarter compared to $383 million in the second quarter of 2007.  Unfavorable reserve reestimates related to catastrophes from prior years totaled $11 million in the quarter, impacting the combined ratio by 0.1 point, compared to unfavorable reserve reestimates related to catastrophes from prior years of $50 million in the second quarter of 2007.  The following table presents the type and number of catastrophe losses.

	Three months ended June 30,				Six months ended June 30,
($ in millions)	Est. 2008	# Events	2007	# Events	Est. 2008	# Events	2007	# Events
Tornadoes	$302	13	$93	5	$478	17	$140	10
Wind/Hail	382	27	248	28	597	45	294	36
Other, including prior year reserve reestimates	14	3	92	1	191	9	160	6

Total Catastrophe losses	$698	43	$433	34	$1,266	71	$594	52

•      Property-Liability prior year reserve reestimates for the second quarter of 2008 were an unfavorable $9 million, compared to favorable prior year reserve reestimates of $143 million in the second quarter of 2007.

•      Underwriting income was $378 million during the second quarter of 2008 compared to $845 million in the same period of 2007.  The decrease was primarily due to higher catastrophe losses and the absence of favorable prior year reserve reestimates.

•      Allstate expects the Property-Liability underlying combined ratio will be within the range of 86.0 and 88.0 for the full year 2008.  The calculation of the underlying combined ratio for the three months and six months ended June 30 is shown in the table below.  Favorable reserve reestimates are shown in parenthesis.

	Three months ended June 30,		Six months ended June 30,
	Est. 2008	2007	Est. 2008	2007
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates	84.1	84.1	84.9	84.1
Effect of catastrophe losses	10.3	6.3	9.4	4.4
Effect of prior year non-catastrophe reserve reestimates	—	(2.8)	(0.1)	(2.4)
Combined ratio (GAAP)	94.4	87.6	94.2	86.1

Effect of prior year catastrophe reserve reestimates	0.1	0.7	0.9	0.4

Allstate Financial

•      Premiums and deposits in the second quarter of 2008 were $4.5 billion, an increase of 54.2% from the prior year quarter.  This increase is primarily due to issuances of institutional products of $2.5 billion and a $380 million or 57.8% increase in deposits on fixed deferred annuities during the second quarter of 2008.

•      Operating income for the second quarter of 2008 was $118 million, $36 million lower than the prior year quarter.  The decline was primarily due to lower investment spread and increased operating expenses partially offset by lower amortization of deferred acquisition costs (“DAC”) and higher benefit spread.  The decline in investment spreads was driven by lower net investment income resulting primarily from lower investment yields on floating rate assets, increased short-term investment balances held to offset reduced liquidity in some asset classes and lower investment balances reflecting dividends paid by Allstate Life Insurance Company in 2007.

•      Net loss for the second quarter of 2008 was $379 million compared to net income of $200 million in the prior year quarter.  The decline was due to pre-tax net realized capital losses of $965 million compared to pre-tax net realized capital gains of $104 million in the prior year quarter and lower operating income.  Net realized capital losses were driven by $776 million in losses on investment dispositions, including change in intent write-downs and $199 million in impairment write-downs, partially offset by an $8 million gain in the valuation of derivative instruments and $2 million gain in derivative settlements.  For further information on write-downs and the valuation of derivative instruments, see the Realized Capital Gains and Losses Analysis section.

•      During the second quarter of 2008, we acquired in the secondary market and retired a total of $1.14 billion of institutional market deposits that investors had elected to non-extend their maturity date.  In addition, $986 million have been called and will be retired in July 2008.  Total non-extended institutional market deposits were $3.1 billion as of June 30, 2008, all of which become due no later than the end of the first quarter of 2009.  We have accumulated, and expect to maintain, short-term investments to retire these obligations.

Investments

•      We developed additional risk mitigation and return optimization programs in the second quarter in response to an altered outlook for continued weakness in the U.S. financial markets and economy.  These programs comprise overall portfolio protection (“macro-hedging”) and potential future reductions in certain real estate and financial-related market sectors.  These anticipated reductions resulted in our change in intent to hold certain securities until their value recovers to amortized cost or cost, resulting in the accounting recognition of realized capital losses for the difference between fair value and amortized cost or cost on these securities (“change in intent write-downs”).  A comprehensive review identified specific investments that could be significantly impacted by continued deterioration in the economy.  For further information on our risk mitigation and return optimization programs, see the Investment Risk Mitigation and Return Optimization Programs section.

•      Net investment income decreased 13.6% to $1.4 billion compared to the prior year quarter.  Property-Liability net investment income decreased 16.6% to $431 million, compared to the prior year quarter, due to decreased income on limited partnership interests, lower average asset balances reflecting dividends to the parent company and reduced portfolio yields.  Allstate Financial net investment income declined 12.4% to $943 million, compared to the prior year quarter, due to lower yields on higher short-term securities balances, lower yields on floating rate securities and lower average asset balances.

•      Net realized capital losses were $1.2 billion on a pre-tax basis for the quarter, due to $1.1 billion of net losses related to dispositions, including change in intent write-downs, and $250 million of impairment write-downs, partly offset by net gains totaling $123 million on the settlement and valuation of derivative instruments.

•      Impairment write-downs totaled $250 million, comprised $205 million on fixed income securities, primarily related to residential mortgages and other structured securities, and $37 million on equity securities. Over 95% of the fixed income write-downs relate to impaired securities that were performing in line with anticipated or contractual cash flows, but which were written down primarily because of expected deterioration in the performance of the underlying collateral.  For further information on the types of securities experiencing write-downs, see the Realized Capital Gains and Losses Analysis section.

•      Dispositions totaling $1.1 billion are comprised almost entirely of losses related to our change in intent as a result of our risk mitigation and return optimization programs, strategic asset allocation and ongoing comprehensive reviews of our portfolios.  In the second quarter of the prior year, dispositions resulted in net realized capital gains of $307 million, comprised $378 million of gains on sales and $71 million of losses related to change in intent write-downs.  For further information on the types of securities included in dispositions, see the Realized Capital Gains and Losses Analysis section.

•      Net realized capital gains on the valuation and settlement of derivative instruments totaled $123 million for the quarter, primarily comprised $114 million for the valuation of previously established risk reduction programs.  For further information on the impact from the valuation and settlement of derivatives, see the Realized Capital Gains and Losses Analysis section.

•      Allstate’s investment portfolios totaled $113.6 billion as of June 30, 2008, a decline of $1.9 billion from the end of the first quarter of 2008, due to unrealized net capital losses and net realized capital losses.

•      The increase in unrealized net capital losses during the second quarter of 2008 totaling $219 million was primarily related to investment grade fixed income securities as the yields supporting fair values increased, resulting from higher risk free interest rates, partly offset by narrowing credit spreads.  This net increase in fixed income net unrealized capital losses more than offset the realization of capital losses on impairments and dispositions, including change in intent write-downs, during the quarter.  Total unrealized gains and losses are shown in the table below.

(in millions)	Est. June 30, 2008	March 31, 2008	December 31, 2007
U.S. government and agencies	$854	$1,026	$918
Municipal	32	342	720
Corporate	(530)	(204)	90
Foreign government	354	457	394
Mortgage-backed securities (1)	(183)	(210)	(43)
Commercial mortgage-backed securities(1)	(388)	(868)	(308)
Asset-backed securities (1)	(1,351)	(1,463)	(816)
Redeemable preferred stock	(2)	(3)	1
Fixed income securities	(1,214)	(923)	956
Equity securities	467	392	990
Derivatives	(42)	(39)	(33)
Unrealized gains and losses	$(789)	$(570)	$1,913

(1) For further information on our residential and commercial mortgage loan portfolio, see the Securities Experiencing Illiquid Markets section.

•      Unrealized net capital losses on fixed income securities totaled $1.2 billion as of June 30, 2008, comprised $3.6 billion in gross unrealized losses and $2.4 billion in gross unrealized gains.  Included in gross unrealized losses were $1.1 billion of securities with a fair value below 70% of amortized cost, or 1.4% of our fixed income portfolio at June 30, 2008. The percentage of fair value to amortized cost for the remaining fixed income gross unrealized losses at June 30, 2008 are shown in the following table.

(in millions)	Unrealized (loss) gain	Fair value	% to total fixed income investments
> 80% of amortized cost	$(1,950)	$38,964	46.8%
70% to 80% of amortized cost	(648)	1,986	2.4
< 70% of amortized cost	(1,000)	1,150	1.4
Gross unrealized losses on fixed income securities	$(3,598)	$42,100	50.6
Gross unrealized gains on fixed income securities	2,384	41,124	49.4
Net unrealized gains and losses on fixed income securities	$(1,214)	$83,224	100.0%

Included in the fixed income securities with a fair value less than 70% of amortized cost were ABS RMBS, Alt-A and other CDOs with a fair value totaling $910 million or 79.1% of the total securities with a fair value less than 70% of amortized cost. We continue to believe that the unrealized losses on these securities are not necessarily predictive of the ultimate performance. The unrealized losses should reverse over the remaining lives of the securities, including in the absence of further deterioration in the collateral relative to our positions in the securities’ respective capital structures.  For further information on these securities, see the Securities Experiencing Illiquid and Disrupted Markets and Other CDO sections.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended					Six Months Ended
	June 30,					June 30,
($ in millions, except per share amounts,	Est.			Percent		Est.			Percent
return data and ratios)	2008	2007	Change	Change		2008	2007	Change	Change

Consolidated Highlights
Revenues	$7,418	$9,455	$(2,037)	(21.5)		$15,505	$18,786	$(3,281)	(17.5)
Net income	25	1,403	(1,378)	(98.2)		373	2,898	(2,525)	(87.1)
Operating income	683	1,072	(389)	(36.3)		1,430	2,269	(839)	(37.0)
Income per diluted share
Net	0.05	2.30	(2.25)	(97.8)		0.67	4.71	(4.04)	(85.8)
Operating	1.24	1.76	(0.52)	(29.5)		2.57	3.69	(1.12)	(30.4)
Weighted average shares outstanding (diluted)	552.9	608.8	(55.9)	(9.2)		557.2	615.2	(58.0)	(9.4)
Net shares outstanding						545.6	587.7	(42.1)	(7.2)
Return on equity
Net income						10.2	25.0	—	(14.8)	pts.
Operating income						15.1	23.1	—	(8.0)	pts.
Book value per diluted share						35.93	36.39	(0.46)	(1.3)
Book value per diluted share, excluding the impact of unrealized net capital gains and losses on fixed income securities						36.93	35.70	1.23	3.4

Property-Liability Highlights
Property-Liability premiums written	$6,803	$6,939	$(136)	(2.0)		$13,317	$13,548	$(231)	(1.7)
Property-Liability revenues	6,943	7,776	(833)	(10.7)		13,983	15,517	(1,534)	(9.9)
Net income	439	1,230	(791)	(64.3)		942	2,579	(1,637)	(63.5)
Underwriting income	378	845	(467)	(55.3)		786	1,891	(1,105)	(58.4)
Net investment income	431	517	(86)	(16.6)		901	1,008	(107)	(10.6)
Operating income	592	947	(355)	(37.5)		1,221	2,009	(788)	(39.2)
Catastrophe losses	698	433	265	61.2		1,266	594	672	113.1
Ratios:
Allstate Protection loss ratio	70.7	63.2	—	7.5	pts.	69.9	62.2	—	7.7	pts.
Allstate Protection expense ratio	23.7	24.3	—	(0.6)	pts	24.2	24.2	—	—	pts.
Allstate Protection combined ratio	94.4	87.5	—	6.9	pts.	94.1	86.4	—	7.7	pts.
Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	—	(0.1)	pts	0.1	(0.3)	—	0.4	pts.
Property-Liability combined ratio	94.4	87.6	—	6.8	pts.	94.2	86.1	—	8.1	pts.
Effect of catastrophe losses on combined ratio	10.3	6.3	—	4.0	pts.	9.4	4.4	—	5.0	pts.
Property-Liability combined ratio excluding effect of catastrophes	84.1	81.3	—	2.8	pts.	84.8	81.7	—	3.1	pts.
Effect of prior year reserve reestimates on combined ratio	0.1	(2.1)	—	2.2	pts.	0.8	(2.0)	—	2.8	pts.
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	(0.7)	—	0.6	pts.	(0.9)	(0.4)	—	(0.5)	pts
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	84.1	84.1	—	—	pts.	84.9	84.1	—	0.8	pts.

Allstate Financial Highlights
Premiums and deposits	$4,453	$2,887	$1,566	54.2		$7,499	$5,515	$1,984	36.0
Allstate Financial revenues	449	1,634	(1,185)	(72.5)		1,484	3,190	(1,706)	(53.5)
Realized capital gains and losses (pre-tax)	(965)	104	(1,069)	—		(1,397)	127	(1,524)	—
Net (loss) income	(379)	200	(579)	—		(490)	364	(854)	—
Operating income	118	154	(36)	(23.4)		261	310	(49)	(15.8)
Net income analysis
Benefit spread	127	122	5	4.1		238	232	6	2.6
Investment spread	242	264	(22)	(8.3)		495	528	(33)	(6.3)

Investment Highlights
Net investment income	$1,412	$1,634	$(222)	(13.6)		$2,938	$3,205	$(267)	(8.3)
Realized capital gains and losses (pre-tax)	(1,215)	545	(1,760)	—		(1,870)	1,016	(2,886)	—
Total investments						113,603	122,267	(8,664)	(7.1)

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2008	2007	Change	2008	2007	Change

Revenues
Property-liability insurance premiums	$6,750	$6,822	(1.1)	$13,514	$13,628	(0.8)
Life and annuity premiums and contract charges	471	454	3.7	923	937	(1.5)
Net investment income	1,412	1,634	(13.6)	2,938	3,205	(8.3)
Realized capital gains and losses	(1,215)	545	—	(1,870)	1,016	—
Total revenues	7,418	9,455	(21.5)	15,505	18,786	(17.5)

Costs and expenses
Property-liability insurance claims and claims expense	4,776	4,317	10.6	9,452	8,434	12.1
Life and annuity contract benefits	395	386	2.3	792	814	(2.7)
Interest credited to contractholder funds	563	673	(16.3)	1,187	1,322	(10.2)
Amortization of deferred policy acquisition costs	959	1,216	(21.1)	2,034	2,369	(14.1)
Operating costs and expenses	728	734	(0.8)	1,520	1,461	4.0
Restructuring and related charges	(5)	4	—	(6)	3	—
Interest expense	88	83	6.0	176	155	13.5
Total costs and expenses	7,504	7,413	1.2	15,155	14,558	4.1

Gain (loss) on disposition of operations	—	2	(100.0)	(9)	2	—

(Loss) income from operations before income tax (benefit) expense	(86)	2,044	(104.2)	341	4,230	(91.9)

Income tax (benefit) expense	(111)	641	(117.3)	(32)	1,332	(102.4)

Net income	$25	$1,403	(98.2)	$373	$2,898	(87.1)

Net income per share - Basic	$0.05	$2.33		$0.67	$4.75

Weighted average shares - Basic	549.6	604.1		554.2	610.4

Net income per share - Diluted	$0.05	$2.30		$0.67	$4.71

Weighted average shares - Diluted	552.9	608.8		557.2	615.2

Cash dividends declared per share	$0.41	$0.38		$0.82	$0.76

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2008	2007	Change	2008	2007	Change

Contribution to income

Operating income before the impact of restructuring and related charges	$680	$1,075	(36.7)	$1,426	$2,271	(37.2)
Restructuring and related charges, after-tax	(3)	3	—	(4)	2	—

Operating income	683	1,072	(36.3)	1,430	2,269	(37.0)

Realized capital gains and losses, after-tax	(788)	352	—	(1,213)	657	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	134	(15)	—	173	(15)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(7)	42.9	(11)	(15)	26.7
Gain (loss) on disposition of operations, after-tax	—	1	(100.0)	(6)	2	—

Net income	$25	$1,403	(98.2)	$373	$2,898	(87.1)

Income per share - Diluted

Operating income before the impact of restructuring and related charges	$1.23	$1.76	(30.1)	$2.56	$3.69	(30.6)
Restructuring and related charges, after-tax	(0.01)	—	—	(0.01)	—	—

Operating income	1.24	1.76	(29.5)	2.57	3.69	(30.4)

Realized capital gains and losses, after-tax	(1.42)	0.58	—	(2.18)	1.07	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.24	(0.02)	—	0.31	(0.02)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.02)	50.0	(0.02)	(0.03)	33.3
Gain (loss) on disposition of operations, after-tax	—	—	—	(0.01)	—	—

Net income	$0.05	$2.30	(97.8)	$0.67	$4.71	(85.8)

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Property-Liability
Premiums written	$6,803	$6,939	$13,317	$13,548

Premiums earned	$6,750	$6,822	$13,514	$13,628
Claims and claims expense	4,776	4,317	9,452	8,434
Amortization of deferred policy acquisition costs	1,000	1,032	2,011	2,056
Operating costs and expenses	601	623	1,271	1,243
Restructuring and related charges	(5)	5	(6)	4
Underwriting income	378	845	786	1,891

Net investment income	431	517	901	1,008
Periodic settlements and accruals on non-hedge derivative instruments	—	—	1	—
Income tax expense on operations	217	415	467	890

Operating income	592	947	1,221	2,009

Realized capital gains and losses, after-tax	(153)	283	(278)	570
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(1)	—

Net income	$439	$1,230	$942	$2,579

Catastrophe losses	$698	$433	$1,266	$594

Operating ratios:
Claims and claims expense ratio	70.8	63.3	70.0	61.9
Expense ratio	23.6	24.3	24.2	24.2
Combined ratio	94.4	87.6	94.2	86.1

Effect of catastrophe losses on combined ratio	10.3	6.3	9.4	4.4

Effect of prior year reserve reestimates on combined ratio	0.1	(2.1)	0.8	(2.0)

Effect of catastrophe losses included in prior year reserve reestimate on combined ratio	0.1	0.7	0.9	0.4

Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	0.1	(0.3)

Allstate Financial
Premiums and deposits	$4,453	$2,887	$7,499	$5,515
Investments	$72,504	$77,113	$72,504	$77,113

Premiums and contract charges	$471	$454	$923	$937
Net investment income	943	1,076	1,958	2,126
Periodic settlements and accruals on non-hedge derivative instruments	7	12	16	24
Contract benefits	395	386	792	814
Interest credited to contractholder funds	599	670	1,229	1,319
Amortization of deferred policy acquisition costs	130	164	247	293
Operating costs and expenses	125	95	243	200
Restructuring and related charges	—	(1)	—	(1)
Income tax expense on operations	54	74	125	152

Operating income	118	154	261	310

Realized capital gains and losses, after-tax	(627)	67	(908)	82
DAC and DSI amortization relating to realized capital gains and losses, after-tax	134	(15)	173	(15)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(7)	(10)	(15)
Gain (loss) on disposition of operations, after-tax	—	1	(6)	2

Net (loss) income	$(379)	$200	$(490)	$364

Corporate and Other
Net investment income	$38	$41	$79	$71
Operating costs and expenses	90	99	182	173
Income tax benefit on operations	(25)	(29)	(51)	(52)

Operating loss	(27)	(29)	(52)	(50)

Realized capital gains and losses, after-tax	(8)	2	(27)	5

Net loss	$(35)	$(27)	$(79)	$(45)

Consolidated net income	$25	$1,403	$373	$2,898

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions, except ratios)	2008	2007	Change	2008	2007	Change

Property-Liability Underwriting Summary
Allstate Protection	$381	$850	(55.2)	$796	$1,856	(57.1)
Discontinued Lines and Coverages	(3)	(5)	40.0	(10)	35	(128.6)
Underwriting income	$378	$845	(55.3)	$786	$1,891	(58.4)

Allstate Protection Underwriting Summary
Premiums written	$6,803	$6,939	(2.0)	$13,317	$13,548	(1.7)
Premiums earned	$6,750	$6,822	(1.1)	$13,514	$13,628	(0.8)
Claims and claims expense	4,774	4,314	10.7	9,445	8,473	11.5
Amortization of deferred policy acquisition costs	1,000	1,032	(3.1)	2,011	2,056	(2.2)
Operating costs and expenses	600	621	(3.4)	1,268	1,239	2.3
Restructuring and related charges	(5)	5	—	(6)	4	—
Underwriting income	$381	$850	(55.2)	$796	$1,856	(57.1)

Catastrophe losses	$698	$433	61.2	$1,266	$594	113.1

Operating ratios:
Claims and claims expense ratio	70.7	63.2		69.9	62.2
Expense ratio	23.7	24.3		24.2	24.2
Combined ratio	94.4	87.5		94.1	86.4

Effect of catastrophe losses on combined ratio	10.3	6.3		9.4	4.4

Effect of restructuring and related charges on combined ratio	(0.1)	0.1		—	—

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$—	$—	—	$—	$—	—
Premiums earned	$—	$—	—	$—	$—	—
Claims and claims expense	2	3	(33.3)	7	(39)	117.9
Operating costs and expenses	1	2	(50.0)	3	4	(25.0)
Underwriting (loss) income	$(3)	$(5)	40.0	$(10)	$35	(128.6)

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	—	0.1		0.1	(0.3)

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2008	2007	Change	2008	2007	Change

Allstate brand
Standard auto	$3,957	$3,956	—	$8,034	$8,007	0.3
Non-standard auto	261	300	(13.0)	535	621	(13.8)
Involuntary auto	17	22	(22.7)	33	44	(25.0)
Commercial lines	173	199	(13.1)	340	393	(13.5)
Homeowners	1,531	1,543	(0.8)	2,716	2,756	(1.5)
Other personal lines	423	422	0.2	794	787	0.9

	6,362	6,442	(1.2)	12,452	12,608	(1.2)
Encompass brand
Standard auto	272	297	(8.4)	542	563	(3.7)
Non-standard auto	11	18	(38.9)	23	39	(41.0)
Involuntary auto	3	5	(40.0)	6	11	(45.5)
Homeowners	129	147	(12.2)	242	270	(10.4)
Other personal lines	26	30	(13.3)	52	57	(8.8)

	441	497	(11.3)	865	940	(8.0)

Allstate Protection	6,803	6,939	(2.0)	13,317	13,548	(1.7)

Discontinued Lines and Coverages	—	—	—	—	—	—

Property-Liability	$6,803	$6,939	(2.0)	$13,317	$13,548	(1.7)

Allstate Protection
Standard auto	$4,229	$4,253	(0.6)	$8,576	$8,570	0.1
Non-standard auto	272	318	(14.5)	558	660	(15.5)
Involuntary auto	20	27	(25.9)	39	55	(29.1)
Commercial lines	173	199	(13.1)	340	393	(13.5)
Homeowners	1,660	1,690	(1.8)	2,958	3,026	(2.2)
Other personal lines	449	452	(0.7)	846	844	0.2

	$6,803	$6,939	(2.0)	$13,317	$13,548	(1.7)

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1) (6)

	Three Months Ended
	June 30, 2008 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	15	(0.4)	(1.2)
Non-standard auto (7)	5	(0.2)	(7.7)
Homeowners (5)	16	0.7	2.3

Encompass brand
Standard auto	9	0.8	3.4
Non-standard auto	—	—	—
Homeowners (7)	13	0.9	4.5

	Six Months Ended
	June 30, 2008 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	23	0.4	0.9
Non-standard auto (7)	7	—	0.4
Homeowners (5)	23	2.0	4.9

Encompass brand
Standard auto	24	1.1	2.5
Non-standard auto	—	—	—
Homeowners (7)	17	1.4	6.6

(1)

Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products. Rate changes include changes approved based on our net cost of reinsurance. These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business. Based on historical premiums written in those states, rate changes approved for the three month and six month periods ending June 30, 2008, are estimated to total $(10) million and $212 million, respectively.

(2)	Represents the impact in the states where rate changes were approved during 2008 as a percentage of total countrywide prior year-end premiums written.

(3)	Represents the impact in the states where rate changes were approved during 2008 as a percentage of total prior year-end premiums written in those states.

(4)

Excluding the impact of a 15.9% rate reduction in California related to an order effective in April 2008, the Allstate brand standard auto rate change is 5.5% on a state specific basis and 1.3% on a countrywide basis for the three months ended June 30, 2008 and 5.4% on a state specific basis and 2.2% on a countrywide basis for the six months ended June 30, 2008. We estimate that this rate decrease will have an impact of $135 million on premiums written and $85 million on underwriting income during the remainder of 2008.

(5)

Excluding the impact of a 3.0% rate reduction in Texas related to a resolution reached in the second quarter of 2008, the Allstate brand homeowners rate change is 3.3% on a state specific basis and 1.0% on a countrywide basis for the three months ended June 30, 2008 and 5.7% on a state specific basis and 2.3% on a countrywide basis for the six months ended June 30, 2008. We estimate that this rate decrease will have an impact of $7 million on premiums written and $1 million on underwriting income during the remainder of 2008.

(6)

During July 2008, we received an order to reduce Allstate brand homeowners rates in the state of California by 28.5%. We estimate that this rate decrease will have an impact of $88 million on premiums written and $15 million on underwriting income during the remainder of 2008.

(7)	Includes Washington, D.C.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended June 30,
	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
					Effect of
					Catastrophe Losses
($ in millions, except ratios)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$4,014	$3,986	67.1	63.5	2.1	1.3	23.5	24.2
Non-standard auto	270	316	60.0	59.2	1.1	0.6	22.6	23.7
Homeowners	1,420	1,437	86.5	67.7	38.0	21.6	21.2	23.3
Other (1)	593	606	63.1	57.4	5.9	6.6	26.8	25.1

Total Allstate brand	6,297	6,345	70.8	63.6	10.5	6.4	23.2	24.1

Encompass brand
Standard auto	278	283	65.8	57.2	1.8	0.7	27.7	26.9
Non-standard auto	12	20	83.3	80.0	—	—	25.0	25.0
Homeowners	129	139	72.9	55.4	23.3	16.5	31.8	30.2
Other (1)	34	35	88.2	62.9	5.9	5.7	26.5	25.7

Total Encompass brand	453	477	70.0	58.0	8.2	5.7	28.7	27.7

Allstate Protection	$6,750	$6,822	70.7	63.2	10.3	6.3	23.7	24.3

	Six Months Ended June 30,
	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
					Effect of
					Catastrophe Losses
($ in millions, except ratios)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$8,025	$7,937	66.3	63.6	1.7	0.8	23.8	23.8
Non-standard auto	548	638	62.6	59.7	0.9	0.3	23.2	22.7
Homeowners	2,846	2,875	83.3	61.4	33.8	15.0	22.9	24.1
Other (1)	1,185	1,217	66.4	58.7	7.9	5.1	27.4	25.6

Total Allstate brand	12,604	12,667	70.0	62.4	9.5	4.4	23.9	24.0

Encompass brand
Standard auto	558	567	58.4	61.0	1.1	0.5	27.1	26.7
Non-standard auto	26	42	76.9	78.6	—	—	30.8	23.8
Homeowners	262	281	69.1	52.3	21.0	10.7	31.3	29.6
Other (1)	64	71	150.0	57.7	6.3	4.2	28.1	25.4

Total Encompass brand	910	961	68.4	59.0	7.1	3.7	28.5	27.3

Allstate Protection	$13,514	$13,628	69.9	62.2	9.4	4.4	24.2	24.2

(1)	Other includes commercial lines, condominium, renters, involuntary auto and other personal lines.

(2)

Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates. Please refer to the “Effect of Pre-tax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRE-TAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended June 30,
			Effect of Pre-tax Reserve
	Pre-tax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto	$(13)	$(146)	(0.2)	(2.2)
Homeowners	18	25	0.3	0.4
Other	2	(26)	—	(0.4)

Allstate Protection (2)	7	(147)	0.1	(2.2)

Discontinued Lines and Coverages	2	4	—	0.1

Property-Liability	$9	$(143)	0.1	(2.1)

Allstate brand	$(2)	$(113)	—	(1.7)
Encompass brand	9	(34)	0.1	(0.5)

Allstate Protection (2)	$7	$(147)	0.1	(2.2)

	Six Months Ended June 30,
			Effect of Pre-tax Reserve
	Pre-tax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto	$(67)	$(212)	(0.5)	(1.6)
Homeowners	96	22	0.7	0.2
Other	74	(44)	0.5	(0.3)

Allstate Protection (2)	103	(234)	0.7	(1.7)

Discontinued Lines and Coverages	7	(38)	0.1	(0.3)

Property-Liability	$110	$(272)	0.8	(2.0)

Allstate brand	$94	$(192)	0.7	(1.4)
Encompass brand	9	(42)	—	(0.3)

Allstate Protection (2)	$103	$(234)	0.7	(1.7)

(1)	Favorable reserve reestimates are shown in parentheses.

(2)

Unfavorable reserve reestimates included in catastrophe losses totaled $11 million and $50 million in the three months ended June 30, 2008 and June 30, 2007, respectively, and $128 million and $44 million in the six months ended June 30, 2007 and 2008, respectively.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2008	2007	Change	2008	2007	Change

Life Products
Interest-sensitive life	$356	$356	—	$720	$718	0.3
Traditional	99	90	10.0	188	182	3.3
Other	99	92	7.6	200	181	10.5
	554	538	3.0	1,108	1,081	2.5

Annuities
Indexed annuities	151	171	(11.7)	284	312	(9.0)
Fixed deferred annuities	1,037	657	57.8	1,553	1,137	36.6
Sub-total	1,188	828	43.5	1,837	1,449	26.8
Fixed immediate annuities	85	101	(15.8)	152	253	(39.9)
	1,273	929	37.0	1,989	1,702	16.9

Institutional Products
Funding agreements backing medium-term notes (1)	2,498	1,300	92.2	4,158	2,500	66.3

Bank Deposits	128	120	6.7	244	232	5.2

Total	$4,453	$2,887	54.2	$7,499	$5,515	36.0

(1)	During the second quarter of 2008, Allstate Financial acquired in the secondary market and retired $1.14 billion of its outstanding extendible securities that had elected to non-extend.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL ANALYSIS OF NET INCOME

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2008	2007	Change	2008	2007	Change

Benefit spread
Premiums	$211	$210	0.5	$409	$452	(9.5)
Cost of insurance contract charges (1)	173	159	8.8	345	318	8.5
Contract benefits excluding the implied interest on immediate annuities with life contingencies (2)	(257)	(247)	(4.0)	(516)	(538)	4.1
Benefit spread	127	122	4.1	238	232	2.6

Investment spread
Net investment income	943	1,076	(12.4)	1,958	2,126	(7.9)
Implied interest on immediate annuities with life contingencies (2)	(138)	(139)	0.7	(276)	(276)	—
Interest credited to contractholder funds	(563)	(673)	16.3	(1,187)	(1,322)	10.2
Investment spread	242	264	(8.3)	495	528	(6.3)

Surrender charges and contract maintenance expense fees (1)	87	85	2.4	169	167	1.2
Realized capital gains and losses	(965)	104	—	(1,397)	127	—
Amortization of deferred policy acquisition costs	41	(184)	122.3	(23)	(313)	92.7
Operating costs and expenses	(125)	(95)	(31.6)	(243)	(200)	(21.5)
Restructuring and related charges	—	1	(100.0)	—	1	(100.0)
(Loss) gain on disposition of operations	—	2	(100.0)	(9)	2	—
Income tax benefit (expense) on operations	214	(99)	—	280	(180)	—

Net (loss) income	$(379)	$200	—	$(490)	$364	—

Benefit spread by product group
Life insurance	$134	$128	4.7	$263	$246	6.9
Annuities	(7)	(6)	(16.7)	(25)	(14)	(78.6)
Benefit spread	$127	$122	4.1	$238	$232	2.6

Investment spread by product group
Annuities	$132	$129	2.3	$247	$258	(4.3)
Life insurance	15	14	7.1	34	33	3.0
Institutional products	16	20	(20.0)	43	45	(4.4)
Bank	4	4	—	9	8	12.5
Net investment income on investments supporting capital	75	97	(22.7)	162	184	(12.0)
Investment spread	$242	$264	(8.3)	$495	$528	(6.3)

(1) Reconciliation of contract charges
Cost of insurance contract charges	$173	$159	8.8	$345	$318	8.5
Surrender charges and contract maintenance expense fees	87	85	2.4	169	167	1.2
Total contract charges	$260	$244	6.6	$514	$485	6.0

(2) Reconciliation of contract benefits
Contract benefits excluding the implied interest on immediate annuities with life contingencies	$(257)	$(247)	(4.0)	$(516)	$(538)	4.1
Implied interest on immediate annuities with life contingencies	(138)	(139)	0.7	(276)	(276)	—
Total contract benefits	$(395)	$(386)	(2.3)	$(792)	$(814)	2.7

THE ALLSTATE CORPORATION

INVESTMENT RESULTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	Est.		Est.
($ in millions)	2008	2007	2008	2007
NET INVESTMENT INCOME
Fixed income securities:
Tax-exempt	$242	$244	$482	$488
Taxable	955	1,130	1,994	2,232
Equity securities	31	34	63	61
Mortgage loans	156	146	316	289
Limited partnership interests	30	86	90	156
Short-term	54	61	94	110
Other	2	46	28	91
Investment income	1,470	1,747	3,067	3,427
Less: Investment expense	58	113	129	222
Net investment income	$1,412	$1,634	$2,938	$3,205
REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)
Investment write-downs	$(250)	$(8)	$(665)	$(13)
Dispositions	(1,088)	307	(1,028)	757
Valuation of derivative instruments	40	199	(285)	187
Settlements of derivative instruments	83	47	108	85
Realized capital gains and losses (pre-tax)	$(1,215)	$545	$(1,870)	$1,016

		June 30,	Dec. 31,
		2008 (Est.)	2007
INVESTMENTS
Fixed income securities
Available for sale, at fair value
Tax-exempt		$18,935	$19,038
Taxable		64,289	75,413
Total fixed income securities		83,224	94,451
Equity securities, at fair value		4,664	5,257
Mortgage loans		10,629	10,830
Limited partnership interests (1)		2,890	2,501
Short-term		9,639	3,058
Other		2,557	2,883
Total Investments		$113,603	$118,980
FIXED INCOME SECURITIES BY TYPE
U.S. government and agencies		$4,131	$4,421
Municipal		24,418	25,307
Corporate		33,691	38,467
Asset-backed securities		6,126	8,679
Commercial mortgage-backed securities		6,036	7,617
Mortgage-backed securities		6,089	6,959
Foreign government		2,676	2,936
Redeemable preferred stock		57	65
Total fixed income securities		$83,224	$94,451
FIXED INCOME SECURITIES BY CREDIT QUALITY
NAIC Rating	Moody’s Equivalent

1	Aaa/Aa/A	$61,501	$71,458
2	Baa	17,559	18,361
3	Ba	2,690	2,904
4	B	1,001	1,296
5	Caa or lower	419	378
6	In or near default	54	54
Total		$83,224	$94,451

AMORTIZED COST
Fixed income securities
Available for sale, at amortized cost
Tax-exempt		$18,752	$18,393
Taxable		65,686	75,102
Total fixed income securities		84,438	93,495
Equity securities, at cost		$4,197	$4,267

(1)	We have commitments to invest in additional limited partnerships totaling $2.0 billion at June 30, 2008.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)

	Three Months Ended June 30, 2008 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(51)	$(199)	$—	$(250)
Dispositions (1)	(300)	(776)	(12)	(1,088)
Valuation of derivative instruments	32	8	—	40
Settlements of derivative instruments	81	2	—	83

Total	$(238)	$(965)	$(12)	$(1,215)

	Six Months Ended June 30, 2008 (Est.)
	Property-	Allstate	Corporate
	Liability	Financial	and Other	Total

Investment write-downs	$(226)	$(408)	$(31)	$(665)
Dispositions	(176)	(842)	(10)	(1,028)
Valuation of derivative instruments	(91)	(194)	—	(285)
Settlements of derivative instruments	61	47	—	108

Total	$(432)	$(1,397)	$(41)	$(1,870)

	Three Months Ended June 30, 2007
	Property-	Allstate	Corporate
	Liability	Financial	and Other	Total

Investment write-downs	$(4)	$(4)	$—	$(8)
Dispositions	352	(49)	4	307
Valuation of derivative instruments	64	135	—	199
Settlements of derivative instruments	25	22	—	47

Total	$437	$104	$4	$545

	Six Months Ended June 30, 2007
	Property-	Allstate	Corporate
	Liability	Financial	and Other	Total

Investment write-downs	$(8)	$(5)	$—	$(13)
Dispositions	763	(14)	8	757
Valuation of derivative instruments	72	115	—	187
Settlements of derivative instruments	54	31	—	85

Total	$881	$127	$8	$1,016

(1)

In the second quarter of 2008, the Company recognized $1.1 billion of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent was due to risk mitigation and ongoing comprehensive reviews of the Property-Liability and Allstate Financial portfolios and enterprise asset allocation of the Property-Liability portfolio. The Company identified $8.2 billion of securities, which we did not have the intent to hold until recovery to achieve these objectives; this includes $3.3 billion related to our risk mitigation and return optimization programs. For further information on the types of securities included in dispositions, see the Realized Capital Gains and Losses Analysis section.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
($ in millions, except par value data)	2008 (Est.)	2007

Assets
Investments
Fixed income securities, at fair value (amortized cost $84,438 and $93,495)	$83,224	$94,451
Equity securities, at fair value (cost $4,197 and $4,267)	4,664	5,257
Mortgage loans	10,629	10,830
Limited partnership interests	2,890	2,501
Short-term (1)	9,639	3,058
Other	2,557	2,883
Total investments (2) (3)	113,603	118,980
Cash	748	422
Premium installment receivables, net	4,906	4,879
Deferred policy acquisition costs	6,630	5,768
Reinsurance recoverables, net	5,798	5,817
Accrued investment income	968	1,050
Deferred income taxes	1,333	467
Property and equipment, net	1,017	1,062
Goodwill	875	825
Other assets	2,517	2,209
Separate Accounts	12,438	14,929
Total assets	$150,833	$156,408
Liabilities
Reserve for property-liability insurance claims and claims expense	$18,863	$18,865
Reserve for life-contingent contract benefits	12,965	13,212
Contractholder funds	62,419	61,975
Unearned premiums	10,266	10,409
Claim payments outstanding	833	748
Other liabilities and accrued expenses	7,682	8,779
Short-term debt	18	—
Long-term debt	5,640	5,640
Separate Accounts	12,438	14,929
Total liabilities	131,124	134,557

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 546 million and 563 million shares outstanding	9	9
Additional capital paid-in	3,096	3,052
Retained income	32,701	32,796
Deferred ESOP expense	(49)	(55)
Treasury stock, at cost (354 million and 337 million shares)	(15,420)	(14,574)
Accumulated other comprehensive income:
Unrealized net capital gains and losses (4)	(274)	888
Unrealized foreign currency translation adjustments	65	79
Net funded status of pension and other postretirement benefit obligation	(419)	(344)
Total accumulated other comprehensive (loss) income	(628)	623
Total shareholders’ equity	19,709	21,851
Total liabilities and shareholders’ equity	$150,833	$156,408

(1)	Increases in the short term balance reflect actions taken to offset reduced liquidity in some asset classes and the maturity of institutional market deposits.
(2)

Total investments include $36,877 for Property-Liability, $72,504 for Allstate Financial and $4,222 for Corporate and Other investments at June 30, 2008. Total investments include $40,905 for Property-Liability, $74,256 for Allstate Financial and $3,819 for Corporate and Other investments at December 31, 2007.

(3)

Pre-tax unrealized net capital gains and losses at June 30, 2008 and December 31, 2007 include net gains and losses on fixed income securities of $(1,214) million and $956 million, respectively; net gains and losses on equity securities of $467 million and $990 million, respectively; and net gains and losses on derivative instruments of $(42) million and $(33) million, respectively.

(4)

After-tax unrealized net capital gains and losses at June 30, 2008 and December 31, 2007 include net gains and losses on fixed income securities $(550) million and $266 million, respectively; net gains and losses on equity securities of $304 million and $644 million, respectively; and net gains and losses on derivative instruments of $28 million and $(22) million, respectively.

Investments

Investment Risk Mitigation and Return Optimization Programs

We developed additional risk mitigation and return optimization programs in the second quarter of 2008 in response to an altered outlook for continued weakness in the U.S. financial markets and economy including continued volatility in the financial markets, continued reduced liquidity in certain asset classes and further unfavorable economic trends. In addition, the potential for systemic investment supply and demand imbalances has remained above normal due to the deteriorating credit strength of financial institutions. The risk mitigation and return optimization programs are designed to protect certain portions of our investment portfolio from significant decreases in value resulting from extreme adverse movements in risk-free interest rates, credit spreads, and equity market valuations. They consist of overall portfolio protection (macro-hedging) and potential future reductions in certain real estate and financial-related market sectors. These actions will position us to take advantage of market opportunities and also will help protect our investment portfolio from the continued turmoil in the financial markets. These programs augment earlier actions to reduce investments in real estate and other market sectors as well as to mitigate exposures to risk free interest rate spikes. We will monitor the progress of these programs as market and economic conditions continue to develop and will adapt our decisions as appropriate.

We have begun to implement the macro-hedging program using derivatives to partially mitigate the potential adverse impacts from potential future increases in risk free interest rates, increases in credit spreads, and negative equity market valuations. The interest rate component is being integrated with the current program, to protect a certain portion of fixed income securities if interest rates increase above a targeted maximum level, for example in excess of 150 basis points. The equity hedge will be designed to protect the equity portfolio from significant equity market valuation declines below a targeted level using a collar whereby we give up returns above a certain level. For example, if equity market valuation declines fall below 25% the equity hedge protects valuations, and with a collar we give up returns in excess of 20%. Another component of the macro-hedging program is less comprehensive since these derivatives are less effective and efficient and partially mitigates municipal bond interest rate risk and some general market credit spread risk. The cost of the macro-hedging program for one year is currently estimated to be approximately $85 million. The provisions of the macro-hedging program and its estimated cost will be dependent upon market conditions at the time of entering into the applicable contracts.

A comprehensive review identified specific investments that could be significantly impacted by continued deterioration in the economy including certain real estate and financial-related market sectors that may be sold. This includes a portion of our residential and commercial real estate securities including securities collateralized by residential and commercial mortgage loans, mortgage loans and securities issued by financial institutions. As a result, we have change in intent write-downs on securities with a fair value of approximately $3.2 billion at June 30, 2008. Accordingly, approximately $857 million of realized capital losses were recognized in the second quarter net income related to our change in intent write-downs, with minimal net impact on shareholders’ equity as these investments were carried at fair value with unrealized losses reflected within accumulated other comprehensive income at March 31, 2008.

At June 30, 2008, our exposure to residential and commercial real estate is approximately $28.1 billion, comprised primarily of mortgage-backed securities (“MBS”), commercial mortgage-backed securities (“CMBS”), asset-backed residential mortgage-backed securities (“ABS RMBS”), asset-backed collateralized debt obligations (“ABS CDO”) and mortgage loans. Our exposure to financial-related market sectors totaled approximately $11 billion at June 30, 2008, and includes fixed income and equity holdings in banks, brokerages, finance companies and insurance.

Any funds raised from the eventual disposition of these securities will be invested in accordance with our asset-liability management strategies and the initial stage of our enhanced enterprise-wide asset allocation (“EAA”) strategy. These strategies identify risks and return needs across the Corporation and consider cross-correlation impacts in determining an efficient mix of assets for the enterprise as a whole. The work associated with these strategies is ongoing, and implementation will occur as market opportunities arise. Under conditions we find favorable, an increase in municipal bond and foreign equity exposures comprise the initial state of our EAA strategy. To the extent markets remain unstable, we will invest in high quality, lower risk investments over the short-term. Net investment income from potential reinvested funds may be lower as proceeds invested at current yields could be lower than the yields on the investments written-down.

Securities Experiencing Illiquid and Disrupted Markets

During the second quarter of 2008, certain financial markets continued to experience price declines due to market and liquidity disruptions. We experienced this illiquidity and disruption particularly in our prime residential mortgage-backed securities (“Prime”), Alt-A residential mortgage-backed securities (“Alt-A”), commercial real estate collateralized debt obligations (“CRE CDO”), ABS RMBS and ABS CDO portfolios. These portfolios totaled $5.3 billion, or less than 5% of our total investments at June 30, 2008. Certain other asset-backed and real estate-backed securities markets experienced illiquidity, but to a lesser degree.

We determine the fair values of securities comprising these illiquid portfolios by obtaining information from an independent third-party valuation service provider and brokers. We confirmed the reasonableness of the fair value of these portfolios as of June 30, 2008 by analyzing available market information including, but not limited to, collateral quality, anticipated cash flows, credit enhancements, default rates, loss severities, securities’ relative position within their respective capital structures, and credit ratings from statistical rating agencies.

Impairments for the second quarter of 2008 included write-downs on our Alt-A totaling $2 million, CRE CDO totaling $39 million, ABS RMBS totaling $137 million and ABS CDO totaling $3 million. Dispositions, including change in intent write-downs, included losses on our Alt-A totaling $96 million, CRE CDO totaling $248 million and ABS RMBS totaling $185 million.

Unrealized net capital losses as of June 30, 2008 included $61 million on the Prime, $134 million on the Alt-A and $680 million on the ABS RMBS. Unrealized net capital gains as of June 30, 2008 included $4 million on the CRE CDO and $2 million of ABS CDO. We continue to believe that the unrealized losses on these securities are not necessarily predictive of the ultimate performance of the underlying collateral. In the absence of further deterioration in the collateral relative to our positions in the securities’ respective capital structures, which could be other-than-temporary, the unrealized losses should reverse over the remaining lives of the securities.

Information about certain of our collateralized securities and their financial ratings is presented in the table below.

(in millions)	Est. Fair value at June 30, 2008	% to Total Investments	Aaa	Aa	A	Baa	Ba or lower
Mortgage-backed securities
U.S. Agency	$4,160	3.7%	100.0%	—	—	—	—
Prime	976	0.9	84.8	15.2%	—	—	—
Alt-A	948	0.8	95.3	3.7	0.4%	—	0.6
Other	5	—	—	100.0	—	—	—
Total Mortgage-backed securities	$6,089	5.4%

Commercial mortgage-backed securities	$5,660	5.0%	81.2	13.2	4.0	1.4%	0.2
CRE CDO	376	0.3	38.3	28.4	24.5	8.8	—
Total Commercial mortgage-backed securities	$6,036	5.3%

Asset-backed securities
ABS RMBS	$2,974	2.6%	52.1	27.6	10.3	6.4	3.6%
ABS CDO	14	—	—	—	—	—	100.0
Total asset-backed securities collateralized by sub-prime residential mortgage loans	2,988	2.6

Other collateralized debt obligations	1,652	1.5	35.2	26.4	27.4	8.3	2.7
Other asset-backed securities	1,486	1.3	47.3	16.7	23.5	8.9	3.6
Total Asset-backed securities	$6,126	5.4%

The cash flows of the underlying mortgages or collateral for MBS, CRE CDO and ABS are generally applied in a pre-determined order and are designed so that each security issued qualifies for a specific original rating. The security issue is typically referred to as the “class”. For example, the “senior” portion or “top” of the capital structure which would originally qualify for a rating of AAA is referred to as the “AAA class” and typically has priority in receiving the principal repayments on the underlying mortgages. In addition, the portion of the capital structure originally rated AAA may be further divided into multiple sub-classes, “super senior”, “senior”, “senior support” for Prime and Alt-A MBS issues, and “first”, “second”, “third” for ABS RMBS issues where the principal repayments are typically paid sequentially (i.e., all of the underlying mortgage principal repayments are received by the first originally rated AAA class in the structure until it is paid in full, then all of the underlying mortgage principal repayments are received by the second originally rated AAA class in the structure until it is paid in full). Although securities within the various AAA classes are paid sequentially, they typically share any losses on a pro-rata basis after losses are absorbed by classes with lower original ratings or what may be referred to as more “junior” or “subordinate” securities in the capital structure. The underlying mortgages have fixed interest rates, variable interest rates (such as adjustable rate mortgages (“ARM”)) or are hybrid meaning that they contain features of both fixed and variable rate mortgages.

Prime are collateralized by residential mortgage loans issued to prime borrowers. Prime primarily comprise fixed rate, seasoned mortgages, originally in the AAA class of the capital structure. Changes during the second quarter of 2008 in Prime and characteristics of the portfolio:

•	$564 million or 58.0% were issued during 2005, 2006 and 2007.
•	We collected $33 million of principal repayments consistent with the expected cash flows.
•	We sold $154 million upon which we recognized a loss of $3 million.
•	$15 million of change in intent write-downs were recorded.
•	Fair value represents 94.1% of the amortized cost of these securities.
•	Fixed rate mortgages comprise 73% of our Prime holdings and 85% of our Prime holdings are in the AAA class.

•                  The following table shows our portfolio by vintage, based upon our participation in the capital structure.

($ in millions)

	Vintage Year
Capital structure classification	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss

AAA – Fixed rate
Super Senior	$—	$58	$—	$48	$106	$109	$(3)
Senior	37	60	121	240	458	487	(29)
	37	118	121	288	564	596	(32)
AAA – Hybrid
Super Senior	17	5	76	12	110	122	(12)
Senior	20	—	17	105	142	149	(7)
Senior Support	—	—	12	—	12	16	(4)
	37	5	105	117	264	287	(23)
AA – Fixed rate
Super Senior	—	—	—	7	7	8	(1)
Senior	141	—	—	—	141	146	(5)
	141	—	—	7	148	154	(6)

Total	$215	$123	$226	$412	$976	$1,037	$(61)

(1) Amortized cost includes other-than temporary impairment charges, as applicable.

Alt-A can be issued by trusts backed by pools of residential mortgages with either fixed or variable interest rates. The mortgage pools can include residential mortgage loans issued to borrowers with stronger credit profiles than sub-prime borrowers, but who do not qualify for prime financing terms due to high loan-to-value ratios or limited supporting documentation. Changes during the second quarter of 2008 in our Alt-A holdings and characteristics of the portfolio:

•	$733 million or 77.3% of the Alt-A holdings were issued during 2005, 2006 and 2007.
•	We collected $42 million of principal repayments consistent with the expected cash flows.
•	We sold $43 million upon which we recognized a loss of $15 million.
•

$2 million of impairment write-downs were recorded due to further expected deterioration in the performance of the underlying collateral. In addition, $96 million of change in intent write-downs were recorded.

•	Fair value represents 87.6% of the amortized cost of these securities. Alt-A securities with a fair value less than 70% of amortized cost totaled $69 million, with unrealized losses of $69 million.

•                  The following table shows our portfolio by vintage, based upon our participation in the capital structure.

($ in millions)

	Vintage Year
Capital structure classification	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss

AAA – Fixed rate
Super Senior	$—	$48	$46	$—	$94	$104	$(10)

Senior	34	136	103	159	432	469	(37)
Senior Support	49	7	—	—	56	55	1
	83	191	149	159	582	628	(46)

AAA – Hybrid
Super Senior	—	28	3	—	31	39	(8)
Senior	—	—	12	12	24	28	(4)
Senior Support	9	4	19	9	41	54	(13)
	9	32	34	21	96	121	(25)

AAA – Option Adjustable Rate Mortgage
Super Senior	21	—	33	—	54	54	—
Senior	—	—	10	—	10	10	—
Senior Support	47	29	3	9	88	142	(54)
Super Senior - Mid	32	27	6	8	73	79	(6)
	100	56	52	17	225	285	(60)

AA – Option Adjustable Rate Mortgage
Senior Support	—	8	5	—	13	13	—
Subordinate	—	—	4	18	22	20	2
	—	8	9	18	35	33	2

A and lower
Other	—	9	1	—	10	15	(5)
	—	9	1	—	10	15	(5)

Total	$192	$296	$245	$215	$948	$1,082	$(134)

(1) Amortized cost includes other-than temporary impairment charges, as applicable.

CRE CDO are investments secured primarily by commercial mortgage-backed securities and other commercial mortgage debt obligations.  These securities are generally less liquid and have a higher risk profile than other commercial mortgage-backed securities.  Changes during the second quarter of 2008 in our CRE CDO holdings and characteristics of the portfolio:

•	$268 million or 71.3% of the CRE CDO holdings were issued during 2005, 2006 and 2007.
•	We collected $2 million of principal repayments consistent with the expected cash flows.
•	We sold $27 million recognizing a loss of $22 million.
•	$39 million of impairment write-downs were recorded during the second quarter of 2008. In addition, $248 million of change in intent write-downs were recorded.
•	As of June 30, 2008, net unrealized gain on CRE CDO totaled $4 million.
•	Fair value represents 101.1% of the amortized cost of these securities.

•	The following table shows our portfolio by vintage, based upon our participation in the capital structure.

($ in millions)

	Vintage Year
Capital structure/ Current rating	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss

AAA	$18	$34	$42	$50	$144	$143	$1
AA	3	69	10	25	107	104	3
A	18	27	14	33	92	92	—
BBB	6	19	8	—	33	33	—
Total	$45	$149	$74	$108	$376	$372	$4

ABS RMBS includes securities that are collateralized by mortgage loans issued to borrowers that cannot qualify for Prime or Alt-A financing terms due in part to weak or limited credit history.  Changes during the second quarter of 2008 in our ABS RMBS holdings and characteristics of the portfolio:

•	$2.4 billion or 81.9% were issued during 2005, 2006 and 2007, with 59.8% of these securities rated Aaa, 21.0% rated Aa, 7.6% rated A and 11.6% rated Baa or lower.
•	We collected $185 million of principal repayments consistent with the expected cash flows.
•	We sold $40 million upon which we recognized a loss of $3 million.
•

$137 million of impairment write-downs were recorded due to expected deterioration in the performance of the underlying collateral. In addition, $185 million of change in intent write-downs were recorded.

•	As of June 30, 2008, net unrealized losses on ABS RMBS totaled $680 million.
•

Fair value represents 81.4% of the amortized cost of these securities. ABS RMBS securities with a fair value less than 70% of amortized cost totaled $451 million, with unrealized losses of $460 million.

•	The following table presents our non-insured and insured ABS RMBS at June 30, 2008 by Moody’s equivalent rating.

($ in millions)	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss
Non-Insured
Aaa	$1,473	$1,549	$(76)
Aa	664	843	(179)
A	185	287	(102)
Baa	65	90	(25)
Ba or Lower	37	43	(6)
Total Non-Insured ABS RMBS	$2,424	$2,812	$(388)

Insured
Aaa	$75	$111	$(36)
Aa	157	206	(49)
A	122	208	(86)
Baa	125	221	(96)
Ba or Lower	71	96	(25)
Total Insured ABS RMBS	550	842	(292)
Total ABS RMBS	$2,974	$3,654	$(680)

(1)          Amortized cost includes other-than temporary impairment charges, as applicable.

When buying ABS RMBS securities from 2006 and 2007 vintages, we concentrated our holdings in securities that were senior or at the top of the structure and that were generally within the first three AAA sub-classes of the capital structure, as it was expected that, in the unlikely event of losses in the underlying collateral, these sub-classes within the AAA class would likely either be paid in full or receive substantial principal repayments before underlying mortgage losses would breach that level.  However, when the underlying mortgage product was fixed-rate in nature, which we assessed to have stronger underwriting origination standards than variable rate collateral, we invested somewhat lower in the capital structure, such as securities below the first three AAA sub-classes.  The vast majority of our investment in either of these vintages was concentrated within originally rated AAA or AA securities.

The above table includes approximately $2.3 billion of non-insured ABS RMBS, representing 86.6% of amortized cost, which are collateralized primarily by first lien residential mortgage loans.  The following table includes first lien non-insured ABS RMBS by vintage, the interest rate characteristics of the underlying mortgage product and our participation in the capital structure, which is supplemental information to the $2.4 billion of non-insured ABS RMBS provided in the table above.

($ in millions)

	2007				2006				2005
Capital structure classification	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)

First or Second AAA class	$131	$42	$173	$181	$422	$19	$441	$464	$31	$7	$38	$39
Third AAA class	17	—	17	17	186	65	251	280	18	43	61	62
Fourth AAA class	—	—	—	—	—	—	—	—	—	—	—	—
Last cash flow AAA class	15	—	15	15	22	7	29	43	28	17	45	45
Other AAA (2)	25	138	163	164	4	88	92	97	56	95	151	155
Total AAA	188	180	368	377	634	179	813	884	133	162	295	301
AA	5	90	95	215	5	18	23	38	190	33	223	279
A	—	6	6	10	—	5	5	7	2	12	14	22
BBB	—	—	—	—	—	1	1	2	—	—	—	—
Total First Lien Non-Insured ABS RMBS	$193	$276	$469	$602	$639	$203	$842	$931	$325	$207	$532	$602

($ in millions)

	Pre- 2005				Total
Capital structure classification	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Unrealized Gain/Loss

First or Second AAA class	$—	$—	$—	$—	$584	$68	$652	$684	$(32)
Third AAA class	4	—	4	4	225	108	333	363	(30)
Fourth AAA class	—	—	—	—	—	—	—	—	—
Last cash flow AAA class	15	12	27	27	80	36	116	130	(14)
Other AAA (2)	—	26	26	29	85	347	432	445	(13)
Total AAA	19	38	57	60	974	559	1,533	1,622	(89)
AA	259	47	306	339	459	188	647	871	(224)
A	83	10	93	122	85	33	118	161	(43)
BBB	—	—	—	—	—	1	1	2	(1)
Total First Lien Non-Insured ABS RMBS	$361	$95	$456	$521	$1,518	$781	$2,299	$2,656	$(357)

(1)	Amortized cost includes other-than temporary impairment charges, as applicable.
(2)

Includes primarily pass-through securities and “NAS” bonds.NAS bonds are typically locked out from receiving principal prepayments for a specified period of time after which they receive prepayment allocations according to a specified formula.

We also own approximately $125 million of second lien non-insured securities, representing 85.9% of amortized cost.  Approximately $62 million, or 49.6%, of this portfolio are 2006 and 2007 vintage years.

The following table shows our insured ABS RMBS portfolio at June 30, 2008 by bond insurer and vintage year for first lien and second lien collateral.

					Total
	Vintage Year				Fair	Amortized	Unrealized
($ in millions)	2007	2006	2005	Pre- 2005	Value	Cost (1)	Gain/Loss
First Lien:
FGIC	$21	$10	$14	$12	$57	$80	$(23)
AMBAC	—	6	54	4	64	84	(20)
MBIA	—	—	7	—	7	7	—
FSA	28	—	6	—	34	34	—
CIFG	—	6	—	—	6	6	—
Total First Lien	49	22	81	16	168	211	(43)

Second Lien:
FGIC	9	88	51	—	148	249	(101)
AMBAC	11	46	3	24	84	112	(28)
MBIA	99	12	—	2	113	193	(80)
FSA	19	9	—	—	28	63	(35)
XLCA	9	—	—	—	9	14	(5)
Total Second Lien	147	155	54	26	382	631	(249)
Total Insured ABS RMBS	$196	$177	$135	$42	$550	$842	$(292)

(1) Amortized cost includes other-than temporary impairment charges, as applicable.

ABS CDO are securities collateralized by a variety of residential mortgage-backed securities and other securities, which may include sub-prime RMBS.  Changes during the second quarter of 2008 in our ABS CDO holdings and characteristics of this portfolio:

•                  $3 million of impairment write-downs were recorded due to expected deterioration in the performance of the underlying collateral.

•                  As of June 30, 2008, unrealized gains on ABS CDO totaled $2 million.

•                  Fair value represents 116.7% of the amortized cost of these securities.

Other CDO

Other CDO totaled $1.7 billion and 97.3% are rated investment grade at June 30, 2008.  Other CDO consist primarily of obligations secured by high yield and investment grade corporate credits including $1.0 billion of collateralized loan obligations; $193 million of synthetic CDOs; $158 million of primarily bank trust preferred CDOs; $108 million of market value CDOs; $44 million of CDOs that invest in other CDOs (“CDO squared”); and $30 million of collateralized bond obligations.  As of June 30, 2008, net unrealized losses on the other CDO was $574 million. Other CDO with a fair value less than 70% of amortized cost totaled $390 million, or 24.2% of the total Other CDO at June 30, 2008, with unrealized losses of $335 million.

Insured Municipal

Approximately $12.6 billion or 51.7% of our municipal bond portfolio is insured by bond insurers.  Our practices for acquiring and monitoring municipal bonds primarily are based on the quality of the underlying security.  As of June 30, 2008, we believe the valuations already reflected a decline in the value of the insurance, and further such declines if any, are not expected to be material.  While the valuation of these holdings may be temporarily impacted by negative and rapidly changing market developments, we continue to have the intent and ability to hold the bonds and expect to receive all of the contractual cash flows.  As of June 30, 2008, 32.8% of our insured municipal bond portfolio was insured by MBIA, Inc. (“MBIA”), 25.2%

by Ambac Financial Group, Inc. (“AMBAC”), 18.7% by Financial Security Assurance Inc. (“FSA”) and 18.1% by Financial Guarantee Insurance Company (“FGIC”).  In addition, we hold securities totaling $17 million that were directly issued by these bond insurers.

Direct Exposure to Fannie Mae and Freddie Mac at June 30, 2008

($ in millions)	Fannie Mae	Freddie Mac	Total
Fixed Income Securities:
Fair Value	$425	$180	$605
Net Unrealized Capital Gains (Losses)	15	(4)	11

Equity Securities:
Fair Value	$77	$51	$128
Net Unrealized Capital Gains (Losses)	(7)	(6)	(13)

Auction Rate Securities

Included in our municipal bond portfolio at June 30, 2008 are $2.0 billion of auction rate securities (“ARS”) that have long-term stated maturities, with the interest rate reset based on auctions every 7, 28 or 35 days depending on the specific security.  This is compared to a balance of ARS at March 31, 2008 of $2.2 billion, with the decline representing primarily redemptions during the second quarter of 2008.  Our holdings primarily have a Moody’s equivalent rating of Aaa.  During the second quarter of 2008, all of our ARS holdings experienced failed auctions and we received the failed auction rate or, for those which contain maximum reset rate formulas, we received the contractual maximum rate.  We anticipate that failed auctions may persist and most of our holdings will continue to pay the failed auction rate or, for those that contain maximum rate reset formulas, the maximum rate.

Due to a further deterioration in liquidity for the segment of the ARS market backed by student loans, certain market observable data utilized for valuation purposes became unavailable during the second quarter of 2008.  As a result, as of June 30, 2008, $1.9 billion or 95.5% of our total ARS holdings were valued using a discounted cash flow model; a valuation method that is widely accepted in the financial services industry.  Certain inputs to the valuation model that are significant to the overall valuation and not market observable included: estimates of future coupon rates if auction failures continue, maturity assumptions, and illiquidity premium.  As a result of the reliance on certain non-market observable inputs, the portion of the ARS portfolio backed by student loans are classified as a Level 3 measurement under Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” for the period ended June 30, 2008. These same securities were classified as Level 2 measurements for the period ended March 31, 2008.  Our ARS holdings that are not backed by student loans have a fair value equal to their corresponding par value based on market observable inputs and, therefore, continue to have a Level 2 classification.

($ in millions)	Fair Value June 30, 2008(est.)	% to total ARS
Valued at par (Level 2)	$89	4.4%
Valued using a cash flow model (Level 3)(1)	1,921	95.6
Total ARS	$2,010	100.0%

(1) Level 3 ARS have an amortized cost of $2.0 billion; fair value represents 97.0% of amortized cost.

Limited partnership interests

Limited partnership interests consists of investments in private equity/debt funds, real estate funds and hedge funds.  The overall limited partnership interests portfolio is well diversified across a number of metrics including fund sponsors, vintage years, strategies, geography (including international), and company/property types.  Descriptions of holdings at June 30, 2008 follow.

•                  Private equity/debt funds – Approximately 43% or $1.2 billion of the limited partnership interests comprised private equity/debt funds diversified across the following fund types: buyout, mezzanine, distressed security, and secondary offerings.  Private/equity debt funds were spread across 75 sponsors and 106 individual funds.  The largest exposure to any single private equity/debt fund was $39 million.

•                  Real estate funds – Approximately 30% or $878 million of the limited partnership interests comprised real estate funds diversified across a variety of strategies including opportunistic, value-add platforms, distressed property, and property/market specific.  Real estate funds were spread across 34 sponsors and 79 individual funds.  The largest exposure to any single real estate fund was $44 million.

•                  Hedge funds – Approximately 27% or $779 million of the limited partnership interests comprised hedge funds with the majority invested with fund of funds advisors.  Hedge funds were spread across 9 sponsors and 160 individual funds. The largest exposure to any single hedge fund was $26 million.

The Company’s aggregate limited partnership exposure represented 2.5% and 2.1% of total invested assets as of June 30, 2008 and December 31, 2007, respectively.  Income from limited partnership interest was $30 million for the second quarter of 2008 versus $86 million for the same quarter period in 2007.  The decline being primarily related to reduced income from both real estate funds and hedge funds as capital market deleveraging has slowed the pace at which portfolio holdings are being sold.

Realized Capital Gains and Losses Analysis

The net realized capital losses in the quarter were the result of $250 million in impairment write-downs and $1.1 billion in net realized capital losses from dispositions, nearly all from changes in intent write-downs, partially offset by $123 million of net realized capital gains related to the settlement and valuation of derivatives.  Income recognition is discontinued on impairment write-downs until such time as we recover our cost.  Income recognition continues on securities with change in intent write-downs, and any discount is accreted back to par over the expected life of the security.

Impairment write-downs comprised $205 million from fixed income securities, $37 million from equity securities, $7 million from limited partnership interests and $1 million from other investments.  The fixed income securities write-downs were primarily related to residential mortgages and other structured securities.  $198 million, or 96.6%, of the fixed income security write-downs relate to impaired securities that were performing in line with anticipated or contractual cash flows, but which were written down primarily because of further expected deterioration in the performance of the underlying collateral.  For these securities, there have been no defaults or defaults that have occurred in classes lower in the capital structure.  $7 million of the fixed income security write-downs are primarily related to securities experiencing a significant departure from anticipated residual cash flows, however, we believe they retain economic value.  Notwithstanding our intent and ability to hold such securities indefinitely, we concluded that we could not reasonably assert that the recovery period would be temporary.

Impairment write-downs and cash received on these investments for the three months ended June 30, 2008 were as follows:

($ in millions)	Impairment atJune 30, 2008 (est.)	Cash received in the three months ended June 30, 3008 (est.)
Performing in accordance with anticipated or contractual cash flows
Alt–A	$(2)	$—
ABS RMBS	(133)	6
ABS CDO	(3)	—
CMBS/CRE CDO	(39)	2
Corporate – Bond insurer	(17)	—
Other	(4)	1
Subtotal	(198)	9

Departure from anticipated or contractual cash flows
ABS RMBS	(4)	1
Corporate – Food manufacturer	(3)	—
Subtotal	(7)	1
Total fixed income securities	$(205)	$10
Total equity securities	$(37)	$66
Total limited partnership interests	$(7)	$—
Total other investments	$(1)	$—

Dispositions comprised net realized losses on fixed income of $932 million, equity of $114 million, mortgage loans of $38 million and other investments of $7 million, partly offset by net realized gains on derivatives of $2 million and limited partnerships of $1 million. Further details of dispositions for the three months ended June 30, 2008 (est.) were as follows:

($ in millions)

Criteria	Security Type	SFAS 157 Level	Fair Value	Net realized capital loss
Risk Mitigation

Targeted reductions in commercial real estate exposure where it is anticipated that future downside risk remains.	CRE CDO	3	$376	$(248)

	CMBS	2	235	(95)
		3	32	(32)

Considerations included position held in the capital structure, vintage year, illiquidity and deteriorating fundamentals.	Mortgage loans	3	281	(33)

Targeted reductions in residential real estate where management believes there is a risk of future material declines in price in the event of continued deterioration in the economy. Considerations included position held in the capital structure, projected performance of the collateral, and expected internal rates of return.	Prime	2	165	(15)

	Alt-A	3	321	(96)

	ABS RMBS	3	824	(185)

Targeted reductions in financial sector exposure included securities issued by certain regional banks and certain large financial institutions.	Financial Sector	1	2	—
		2	862	(131)
		3	12	—

	Other	2	175	(20)
		3	25	(2)
Total Risk Mitigation			$3,310	(857)
Individual Identification			2,449	(158)
EAA			2,387	(71)
Other			50	—
Total change in intent write-downs			$8,196	(1,086)
Sales				(2)
Total Dispositions, change in intent write-downs				$(1,088)

Net realized capital gains on the valuation and settlement of derivative instruments totaled $123 million for the second quarter of 2008, primarily comprised $114 million for risk reduction programs. Gains from the risk reduction programs, primarily in our duration management programs, were related to changing interest rates and credit spreads as rates declined during the period.

The table below presents the realized capital gains and losses (pre–tax) on the valuation and settlement of derivative instruments shown by underlying exposure and derivative strategy for the three months ended June 30, 2008.

	2008			2007
($ in millions)	Valuation	Settlements	Total	Total	Second Quarter 2008 Explanations
Risk reduction Property–Liability Portfolio duration management	$—	$51	$51	$19

Net short interest rate derivatives are used to offset the effects of changing interest rates on a portion of Property–Liability fixed income portfolio which are reported in unrealized net capital gains in OCI. The contracts are daily cash settled and can be exited any time for minimal additional cost. The second quarter 2008 gain resulted from increasing interest rates. Unrealized losses on the fixed income portfolio caused by the increasing interest rates partially offset these amounts.

Interest rate spike exposure	8	—	8	—

Interest rate swaptions contracts acquired in the second half of 2007 with approximately one–year terms that provide an offset to declining fixed income market values resulting from potential rising interest rates. The contracts protect $21.5 billion of notional principal by limiting the decline in value to $1.5 billion for an increase in risk–free rates greater than approximately 150 basis points above those in effect at inception of the contracts. The second quarter 2008 gain resulted from increasing interest rates. If interest rates do not increase above the strike rate, the maximum remaining potential loss in 2008 is limited to the remaining unrecognized cost of $15 million at June 30, 2008.

Hedging unrealized gains on equity securities	(2)	25	23	7

Short S&P futures were primarily used to protect unrealized gains on our equity securities portfolio reported in unrealized net capital gains in accumulated OCI. The results offset the decline in our unrealized gains on equity securities as equity markets declined in the second quarter.

Foreign currency contracts	4	1	5	—

Allstate Financial Duration gap management	17	9	26	36

Interest rate caps, floors and swaps are used by Allstate Financial to align interest-rate sensitivities of its assets and liabilities. The contracts settle based on differences between current market rates and a contractually specified fixed rate through expiration. The change in valuation reflects the changing value of expected future settlements, which may vary over the period of the contracts. The gain should be offset in unrealized loss in OCI. The second quarter 2008 gain resulted from increasing interest rates.

Anticipatory hedging	—	(14)	(14)	10

Futures are used to protect investment spread from interest rate changes during mismatches in the timing of cash flows between product sales and the related investment activity. The contracts are cash settled daily and can be exited at any time for a minimal additional cost. If the cash flow mismatches are such that a positive net investment position is being hedged, there is an offset for the related investments unrealized gain or loss in OCI. Second quarter 2008 amounts reflect increases in risk–free interest rates on a net long position as liability issuances exceeded asset acquisitions.

Hedging of interest rate exposure in annuity contracts	4	3	7	13

Interest rate caps used to hedge the effect of changing crediting rates that are indexed to changes in treasury rates on certain annuity contracts. The change in valuation reflects the changing value of expected future settlements including the underlying cost to hedge the treasury-rate index feature. The offset to the product hedging cost is reflected in the base crediting rates on the underlying annuity policies, which is reported in credited interest. The value of expected future settlements and the associated value of future credited interest, which is reportable in future periods when incurred, increased due to rising interest rates.

Hedging unrealized gains on equity indexed notes	—	2	2	—

Hedge ineffectiveness	5	—	5	10	The hedge ineffectiveness of $5 million includes $150 million in realized capital gains on swaps that were offset by $145 million in realized capital losses on the hedged risk.

Other	3	(2)	1	4
Total Risk reduction	$39	$75	$114	$99

Income generation
Asset replication – credit exposure

Credit default swaps are used to replicate fixed income securities and to complement the cash market when credit exposure to certain issuers is not available or when the derivative alternative is less expensive than the cash market alternative. The credit default swaps typically have five–year terms for which we receive periodic premiums through expiration. Valuation gains and losses will reverse if allowed to expire. The changes in valuation are due to narrowing credit spreads, and would only be converted to cash upon disposition or a default on an underlying credit obligation.

Property–Liability	$2	$6	$8	$(1)
Allstate Financial	(3)	2	(1)	—
Total	(1)	8	7	(1)

Asset replication – equity exposure Property–Liability	—	—	—	12

	2008			2007
($ in millions)	Valuation	Settlements	Total	Total	Second Quarter 2008 Explanations
Commodity derivatives – Property–Liability	—	—	—	2

Total Income generation	$(1)	$8	$7	$13

Accounting
Equity indexed notes – Allstate Financial	$(19)	$—	$(19)	$62

Equity indexed notes are fixed income securities that contain embedded equity options.  The changes in valuation of the embedded equity indexed call options are reported in realized capital gains and losses.  The results generally track the performance of underlying equity indices.  Valuation gains and losses are converted into cash upon sale or maturity.  In the event the economic value of the options is not realized, we will recover the par value if held to maturity.  Fair value exceeded par value by $28 million at June 30, 2008.  The following table compares the June 30, 2008 holdings and March 31, 2008 holdings.

							June 30,
					($ in millions)		2008	Change	March 31, 2008
					Par value		$800	$—	$800
					Amortized cost of host contract		$507	$7	$500
					Fair value of equity indexed call option		317	(19)	336
					Total amortized cost		$824	$(12)	$836
					Total Fair value		$828	$(37)	$865
					Unrealized gain/loss		$4	$(25)	$29

Conversion options in fixed income securities Property–Liability Allstate Financial	18 3	— —	18 3	46 26

Convertible bonds are fixed income securities that contain embedded options.  Changes in valuation of the embedded option are reported in realized capital gains and losses.  The results generally track the performance of underlying equity indices.  Valuation gains and losses are converted into cash upon our election to sell these securities.  In the event the economic value of the options is not realized, we will recover the par value if held to maturity.  Fair value exceeded par value by $46 million at June 30, 2008.  The following table compares the June 30, 2008 holdings and March 31, 2008 holdings.

Total	21	—	21	72			Change	Change due
					June 30,		in Fair	to Net Sale	March 31,
					($ in millions)	2008	Value	Activity	2008
					Par value	$1,162	$—	$(69)	$1,231
					Amortized cost of host contract	$818	$4	$(42)	$856
					Fair value of conversion option	379	21	$(13)	371
					Total amortized cost	$1,197	$25	$(55)	$1,227
					Total Fair value	$1,208	$5	$(47)	$1,250
					Unrealized gain/loss	$11	$(20)	$8	$23
Total Accounting	$2	$—	$2	$134
Total	$40	$83	$123	$246

The breakout by operating segment for realized capital gains and losses from derivatives for the three months and six months ended June 30, 2008 and 2007, respectively, were as follows:

	Three months ended June 30,		Six months ended June 30,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Property–Liability	$113	$89	$(30)	$126
Allstate Financial	10	157	(147)	146
Corporate and Other	—	—	—	—
Total	$123	$246	$(177)	$272

SFAS 157 Level 3

SFAS 157 Level 3 reflects financial assets and financial liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  These inputs may reflect our estimates of the assumptions that market participants would use in valuing the financial assets and financial liabilities.

The balance of our SFAS Level 3 investments at June 30, 2008 are reflected in the following table. This information on Level 3 investments and related fair values, unrealized gains (losses) and second quarter 2008 change in intent write-downs is supplemental as these details have been reported in previous analysis.

($ in millions)	Est. Fair value	Net unrealized gains (losses)	Second quarter change in intent write-downs
Fixed income securities:
Corporate	$610	$3	$—
Corporate Privately Placed	11,413	(32)	(3)
Municipal	968	(12)	—
Municipal – Auction rate securities	1,921	(59)	—
ABS RMBS	2,974	(680)	(185)
Alt-A	948	(134)	(96)
Other CDO	1,652	(574)	—
ABS CDO	14	2	—
CRE CDO	376	4	(248)
CMBS	208	(36)	(32)
Preferred Stock	1	—	—
MBS	26	(2)	—
Foreign Government	5	—	—
ABS – Credit card and auto loans	298	(16)	—
Other ABS	873	(82)	—
Total fixed income securities	22,287	(1,618)	(564)
Equity securities:
U.S. Equities	40	2	—
International Equities	26	—	—
Other	9	1	—
Other investments:
Free Standing Derivatives	59	—	—
Sub-total Level 3 recurring	22,421	(1,615)	(564)
Non-recurring basis	282	—	(34)
Total Level 3 Investments	$22,703	$(1,615)	$(598)

Non-recurring investments include mortgage loans, limited partnership interests and other investments at fair value due to our change in intent at June 30, 2008.

Transfers into and out of SFAS 157 Level 3 during the second quarter are attributable to a change in the availability of market observable information for individual securities within the respective categories, including ARS.  For more information on our ARS and their SFAS 157 Level classification, see the ARS section.

Definitions of GAAP Operating Ratios and Impacts of Specific Items on the GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.  This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned.  This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income, excluding:

•         realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•         amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•         gain (loss) on disposition of operations, after-tax, and

•         adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income to assess our performance. We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income (loss) for the three months and six months ended June 30, 2008 and 2007.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the three months ended June 30, ($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007

Operating income	$592	$947	$118	$154	$683	$1,072	$1.24	$1.76
Realized capital gains and losses	(238)	437	(965)	104	(1,215)	545
Income tax benefit (expense)	85	(154)	338	(37)	427	(193)
Realized capital gains and losses, after-tax	(153)	283	(627)	67	(788)	352	(1.42)	0.58
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	134	(15)	134	(15)	0.24	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(4)	(7)	(4)	(7)	(0.01)	(0.02)
(Loss) gain on disposition of operations, after-tax	—	—	—	1	—	1	—	—

Net income (loss)	$439	$1,230	$(379)	$200	$25	$1,403	$0.05	$2.30

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the six months ended June 30, ($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007

Operating income	$1,221	$2,009	$261	$310	$1,430	$2,269	$2.57	$3.69
Realized capital gains and losses	(432)	881	(1,397)	127	(1,870)	1,016
Income tax benefit (expense)	154	(311)	489	(45)	657	(359)
Realized capital gains and losses, after-tax	(278)	570	(908)	82	(1,213)	657	(2.18)	1.07
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	173	(15)	173	(15)	0.31	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	(10)	(15)	(11)	(15)	(0.02)	(0.03)
(Loss) gain on disposition of operations, after-tax	—	—	(6)	2	(6)	2	(0.01)	—

Net income (loss)	$942	$2,579	$(490)	$364	$373	$2,898	$0.67	$4.71

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios:  the combined ratio and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on equity is the most directly comparable GAAP measure.  We use operating income as the numerator for the same reasons we use operating income, as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholder’s equity primarily attributable to the Company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income and return on equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on equity because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management: the after-tax effects of realized and unrealized net capital gains and losses, and the cumulative effect of change in accounting principle.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on equity from return on equity is the transparency and understanding of their significance to return on equity variability and profitability while recognizing these or similar items may recur in subsequent periods.

Therefore, we believe it is useful for investors to have operating income return on equity and return on equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s utilization of capital.  Operating income return on equity should not be considered as a substitute for return on equity and does not reflect the overall profitability of our business.

The following table shows the reconciliation.

	For the twelve months ended June 30,
($ in millions)	Est. 2008	2007
Return on equity
Numerator:
Net income	$2,111	$5,269

Denominator:
Beginning shareholders’ equity	$21,560	$20,605
Ending shareholders’ equity	19,709	21,560
Average shareholders’ equity	$20,635	$21,083

Return on equity	10.2%	25.0%

	For the twelve months ended June 30,
	Est. 2008	2007
Operating income return on equity
Numerator:
Operating income	$3,024	$4,581

Denominator:
Beginning shareholders’ equity	$21,560	$20,605
Unrealized net capital gains	1,430	1,093
Adjusted beginning shareholders’ equity	20,130	19,512

Ending shareholders’ equity	19,709	21,560
Unrealized net capital gains and losses	(274)	1,430
Adjusted ending shareholders’ equity	19,983	20,130

Average adjusted shareholders’ equity	$20,057	$19,821

Operating income return on equity	15.1%	23.1%

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of June 30,
($in millions, except per share data)	Est. 2008	2007

Book value per share
Numerator:
Shareholders’ equity	$19,709	$21,560
Denominator:
Shares outstanding and dilutive potential shares outstanding	548.6	592.4
Book value per share	$35.93	$36.39

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$19,709	$21,560
Unrealized net capital gains and losses on fixed income securities	(550)	414
Adjusted shareholders’ equity	$20,259	$21,146
Denominator:
Shares outstanding and dilutive potential shares outstanding	548.6	592.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$36.93	$35.70

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Premiums written	$6,803	$6,939	$13,317	$13,548
(Increase) decrease in Property-Liability unearned premiums	(154)	(125)	140	78
Other(1)	101	8	57	2
Premiums earned	$6,750	$6,822	$13,514	$13,628

(1)          The three months and six months ended June 30, 2008 includes $49 million in unearned premiums related to the acquisition of  Partnership Marketing Group.

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Total premiums and deposits	$4,453	$2,887	$7,499	$5,515
Deposits to contractholder funds	(4,211)	(2,646)	(7,035)	(5,009)
Deposits to separate accounts	(33)	(34)	(66)	(67)
Change in unearned premiums and other adjustments	2	3	11	13
Life and annuity premiums (1)	$211	$210	$409	$452

(1)          Life and annuity contract charges in the amount of est. $260 million and $244 million for the three months ended June 30, 2008 and 2007, respectively, and est. $514 million and $485 million for the six months ended June 30, 2008 and 2007, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank, sales of Allstate Financial-issued variable annuities, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and six months ended June 30, 2008 and 2007 are presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Allstate Financial products (excluding variable annuities)	$304	$253	$528	$458
Allstate Financial variable annuities	6	9	11	20
Non-affiliated products	395	469	759	848
Total	$705	$731	$1,298	$1,326

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008; projected impacts of premium rate reductions in the states of California and Texas on our premiums written and underwriting income; our expectations for write-downs in our Prime, Alt-A, CRE CDO, ABS RMBS, ABS CDO and other CDO securities portfolios; the impact on the value of our portfolios of a rating downgrade by a bond insurer; our expectation for anticipated or contractual cash flows in our Prime, Alt-A, ABS RMBS, ABS CDO, other CDO and corporate securities portfolios; the design, cost, and expected impact of risk mitigation and return optimization programs and enterprise-wide asset allocation actions that we are taking with respect to our investment portfolio; and about the reversal of unrealized net capital losses on fixed income securities.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008 and a component of underwriting income, may be materially less than projected.  Our ability to capture the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to regulatory restrictions or policyholder attrition resulting in a lower amount of insurance in force.

•                  Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.  Inflation in the medical sector of the economy, auto repair costs, auto parts prices, used car prices, building materials and home furnishings may drive increases in claims expenses.

•                  Changes in mortgage delinquency or recovery rates, agency ratings, bond insurer strength or rating, the quality of service provided by service providers and the anticipated or contractual cash flows on securities in our Prime, ABS RMBS, ABS CDO, Alt-A, CRE CDO, other CDO and corporate securities portfolios, as well as the effects of bond insurer strength on the value of our municipal bond portfolio, could lead us to reconsider our payment outlook and determine that write-downs are appropriate in the future.

•                  The cost and impact of our investment portfolio risk mitigation and return optimization programs and enterprise asset allocation actions, as well as our unrealized net capital losses on fixed income securities, may be adversely affected by unexpected developments in the investment markets.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at myallstatefinancial.com.

Contact:
Rich Halberg	Robert Block, Larry Moews
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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